EXHIBIT 10.5(b)(vii)
SIXTH AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
THE SCOTTS COMPANY
     THIS SIXTH AMENDMENT, effective as of the date first signed below, by and between Fidelity Management Trust Company (the “Trustee”) and The Scotts Company (the “Sponsor”);
WINESSETH:
     WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated January 1, 1998 with regard to The Scotts Company Executive Retirement Plan (the “Plan”); and
     WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;
     NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:
(1)	Restating Section 4(e) in its entirety, as follows:
          (e) Sponsor Stock. Trust investments in Sponsor Stock shall be made via the Sponsor Stock Fund (the “Stock Fund”). Investments in the Stock Fund shall consist primarily of shares of Sponsor Stock. The Stock Fund shall also include cash or short-term liquid investments, in accordance with this paragraph, in amounts designed to satisfy daily exchange or withdrawal requests. Such holdings will include Colchester Street Trust: Money Market Portfolio: Class I or such other Mutual Fund as agreed to in writing by the Sponsor and Trustee. The Sponsor shall, after consultation with the Trustee, establish and communicate to the Trustee in writing a target percentage and drift allowance for such short-term liquid investments. Subject to its ability to execute open-market trades in Sponsor Stock or to otherwise trade with the Sponsor, the Trustee shall be responsible for ensuring that the short-term investments held in the Stock Fund falls within the agreed-upon range over time. Each Participant’s proportional interest in the Stock Fund shall be measured in units of participation, rather than shares of Sponsor Stock. Such units shall represent a proportionate interest in all of the assets of the Stock Fund, which includes shares of Sponsor Stock, short-term investments and at times, receivables and payables (such as receivables and payables arising out of unsettled stock trades). The Trustee shall determine a daily net asset value (“NAV”) for each unit outstanding of the Stock Fund. Valuation of the Stock Fund shall be based upon: (a) the closing price of the stock on the principal national securities exchange on which the Sponsor Stock is traded; (b) if unavailable, the latest available price as reported by the principal national securities exchange on which the Sponsor Stock is traded (the “Closing Price”); or (c) if neither is available, the price determined in good faith by the Trustee. The NAV shall be adjusted for gains or losses realized on sales of Sponsor Stock, appreciation or depreciation in the value of those shares owned, dividends paid on Sponsor Stock to the extent not used to purchase additional units of the Stock Fund for affected participants, and interest on the short-term investments held by the Stock Fund, payables and receivables for pending stock trades, receivables for dividends not yet distributed, and payables for other expenses of the Stock Fund, including principal obligations, if any, and expenses that, pursuant to Sponsor direction, the Trustee accrues or pays from the Stock Fund.
               (i) Acquisition Limit. Pursuant to the Plan, the Trust may be invested in Sponsor Stock to the extent necessary to comply with investment directions in accordance with this Agreement. The Sponsor shall be responsible for providing specific direction on any acquisition limits required by the Plan or applicable law.
               (ii) Fiduciary Duty. The Sponsor shall continually monitor the suitability of acquiring and holding Sponsor Stock. The Trustee shall not be liable for any loss or expense which arises from the directions of the Sponsor with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by any applicable law or would be contrary to the terms of this Agreement
               (iii) Purchases and Sales of Sponsor Stock. Unless otherwise directed by the Sponsor in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Sponsor Stock.
                    (A) Open Market Purchases and Sales. Purchase and sales of Sponsor Stock shall be made on the open market in accordance with the Trustee’s standard trading guidelines, as they may be amended by the Trustee from time to time, as necessary to honor exchange and withdrawal activity and to maintain the target cash percentage and drift allowance for the Stock Fund, provided that:
                         (1) If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or
                         (2) If the Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange or principal exchange on which the Sponsor Stock is traded, or any other judicial or regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day, then the Trustee shall purchase or sell such shares as soon thereafter as administratively feasible.
                    (B) Purchases and Sales from or to Sponsor. If directed by the Sponsor in writing prior to the trading date, the Trustee may purchase or sell Sponsor Stock from or to the Sponsor if the purchase or sale is for adequate consideration and no commission is charged. If Sponsor contributions (employer) or contributions made by the Sponsor on behalf of the Participants (employee) under the Plan are to be invested in Sponsor Stock, the Sponsor may transfer Sponsor Stock in lieu of cash to the Trust. In either case, the number of shares to be transferred will be determined by dividing the total amount of Sponsor Stock to be purchased or sold by the Closing Price of the Sponsor Stock on the trading date.

                    (C) Use of Brokers. The Named Fiduciary hereby directs the Trustee to use such brokers as the Trustee deems appropriate to provide brokerage services in connection with any purchase or sale of Sponsor Stock in accordance with directions from Participants. Commissions on the purchase and sale of Sponsor Stock shall be charged back to the Sponsor Stock Fund.
               (iv) Execution of Purchases and Sales of Units. Unless otherwise directed in writing pursuant to directions that the Trustee can administratively implement, purchases and sales of units shall be made as follows:
                    (A) Subject to subparagraphs (B) and (C) below, purchases and sales of units in the Stock Fund (other than for exchanges) shall be made on the date on which the Trustee receives from the Administrator in good order all information, documentation, and wire transfers of funds (if applicable), necessary to accurately effect such transactions. Exchanges of units in the Stock Fund shall be made in accordance with the Exchange Guidelines attached hereto as Schedule “D”.
                    (B) Aggregate sales of units in the Stock Fund on any day shall be limited to the Stock Fund’s Available Liquidity for that day. For these purposes, Available Liquidity shall mean the amount of short-term investments held in the fund decreased by any outgoing cash for expenses then due, and obligations for pending stock purchases, and increased by incoming cash (such as contributions, exchanges in) and to the extent credit is available and allocable to the Stock Fund, receivables for pending stock sales. In the event that the requested sales exceed the Available Liquidity, then transactions shall be processed giving precedence to distributions and withdrawals, and otherwise on a first-in first-out (FIFO) basis, as provided in Schedule “F” (the “Specified Hierarchy”). So long as the Stock Fund is open for such transactions, sales of units that are requested but not processed on a given day due to insufficient Available Liquidity shall be suspended until Available Liquidity is sufficient to honor such transactions in accordance with the Specified Hierarchy.
                    (C) The Trustee shall close the Stock Fund to sales or purchases of units, as applicable, on any date on which trading in the Sponsor Stock has been suspended or substantial purchase or sale orders are outstanding and cannot be executed.
               (v) Securities Law Reports. The Sponsor shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust’s ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Trustee shall provide to the Sponsor such information on the Trust’s ownership of Sponsor Stock as the Sponsor may reasonably request in order to comply with Federal or state securities laws.
               (vi) Voting and Tender Offers. Notwithstanding any other provision of this Agreement, the provisions of this Section shall govern the voting and tendering of

Sponsor Stock. The Administrator shall provide direction to the Trustee with respect to any annual or special meeting, any tender or exchange offer, or any other similar shareholder right, and the Trustee shall vote, tender or exchange shares of Sponsor Stock in accordance with timely, written direction from the Administrator. Unless otherwise required by applicable law, the Trustee shall not take any action with respect to vote, tender, exchange or similar shareholder right in the absence of instruction from the Administrator. For these purposes, a timely direction is one that is received at a time that reasonably allows the Trustee to exercise its rights, through a custodian if applicable.
               (vii) General. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Sponsor Stock attributable to a Participant’s hypothetical investment in the Stock Fund, the Trustee shall follow the directions of the Participant and if no such directions are received, the directions of the Sponsor. The Trustee shall have no duty to solicit directions from Participants. With respect to all rights other than the right to vote and the right to tender, in the case of Sponsor Stock that is not attributable to a Participant’s hypothetical investment in Sponsor Stock, the Trustee shall follow the directions of the Sponsor.
               (viii) Conversion. All provisions in this Section 4(e) shall also apply to any securities received as a result of a conversion of Sponsor Stock.
(2)	Restating Schedule “D” in its entirety as attached hereto.

(3)	Adding Schedule “F” as attached hereto.
     IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Sixth Amendment to be executed by their duly authorized officers effective as of the day and year first signed below.

THE SCOTTS COMPANY		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Karen Barrett 11/29/01	By:	/s/ Carolyn Redden	12/20/01

	Date		Vice President	Date

SCHEDULE “D”
EXCHANGE GUIDELINES
The following exchange guidelines are currently employed by Fidelity Investments Institutional Operations Company, Inc. (FIIOC).
Exchange hours, via a Fidelity Participant service representative, are 8:30 a.m. (ET) to 8:00 p.m. (ET) on each business day. A “business day” is any day on which the New York Stock Exchange (NYSE) is open.
Exchanges via the Internet (NetBenefits) may be made virtually 24 hours a day.
Exchanges via Voice Response System (“VRS”) may be made virtually 24 hours a day.
FIIOC reserves the right to change these exchange guidelines at its discretion.
Note: The NYSE’s normal closing time is 4:00 p.m. (ET); in the event the NYSE alters its dosing time, all references below to 4:00 p.m. (ET) shall mean the NYSE closing time as altered.
     Exchanges Between Mutual Funds
Participants may contact Fidelity on any day to exchange between mutual funds. If the request is confirmed before the close of the market (generally, 4:00 p.m. ET) on a business day, it will receive that day’s trade date. Requests confirmed after the close of the market on a business day (or on any day other than a business day) will be processed on a next day basis.
Sponsor Stock Fund
Provided that the Sponsor Stock Fund is open for purchases and sales of units, the following rules will govern exchanges:
     Exchanges From Mutual Funds to Sponsor Stock Fund
Participants may contact Fidelity on any day to exchange from mutual funds into the Sponsor Stock Fund. If the request is confirmed before the close of the market (generally, 4:00 p.m. ET) on a business day, it will receive that day’s trade date. Requests confirmed after the close of the market on a business day (or on any day other than a business day) will be processed on a next business day basis.
     Exchanges From Sponsor Stock Fund to Mutual Funds
Participants may contact Fidelity on any day to exchange from the Sponsor Stock Fund to mutual funds. If Fidelity receives the request before the close of the market (generally 4:00 p.m. ET) on any business day and Available Liquidity is sufficient to honor the trade after Specified Hierarchy rules are applied, it will receive that day’s trade date. Requests received by Fidelity after the close of the market on any business day (or on any day other than a business day) will be processed on a next business day basis, subject to Available Liquidity for such day after application of Specified Hierarchy rules. If Available Liquidity on any day is insufficient to honor the trade after application of Specified Hierarchy rules, it will be suspended until Available Liquidity is sufficient, after application of Specified Hierarchy rules, to honor such trade, and it will receive the trade date and Closing Price of the date on which it was processed.

THE SCOTTS COMPANY		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Karen Barrett 11/28/01	By:	/s/ Carolyn Redden	12/20/01

	Date		Vice President	Date

SCHEDULE “F”
AVAILABLE LIQUIDITY PROCEDURES FOR UNITIZED SPONSOR STOCK FUND
     The following procedures shall govern sales of the Sponsor Stock Fund requested for a day on which Available Liquidity is insufficient:
1.	Withdrawals and distributions will be aggregated and placed first in the hierarchy. If Available Liquidity is sufficient for the aggregate of such transactions, all such withdrawals and distributions will be honored. If Available Liquidity is not sufficient for the aggregate of such transactions, then such transactions will be suspended, and no transactions requiring a sale of Sponsor Stock Fund units shall be honored for that day.
2.	If Available Liquidity has not been exhausted by the aggregate of withdrawals and distributions, then all remaining transactions involving a sale of units in the Sponsor Stock Fund (exchanges out) shall be grouped on the basis of when such requests were received, in accordance with standard procedures maintained by the Trustee for such grouping as they may be amended from time to time. To the extent of Available Liquidity, groups of exchanges out of the Sponsor Stock Fund shall be honored, by group, on a “first in, first out” basis. If Available Liquidity is insufficient to honor all exchanges out within a group, then none of the exchanges out in such group shall be honored, and no exchanges out in a later group shall be honored.
3.	Transactions not honored on a particular day due to insufficient Available Liquidity shall be honored, using the hierarchy specified above, on the next business day on which there is Available Liquidity.